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                         RONSON REPORTS IMPROVEMENTS IN
                             NET EARNINGS AND SALES
                          IN THE FIRST QUARTER OF 2006



Somerset, N.J., May 1, 2006 - Ronson Corporation (NASDAQ Capital Market RONC). Ronson Corporation (the "Company") today reported significant improvements in its Net Sales, Net Earnings and Earnings from Operations for the first quarter 2006 in comparison with the first quarter 2005.

Net Sales
---------

The Company's Net Sales increased by 14% to $7,342,000 in the first quarter of 2006 as compared to $6,437,000 in the first quarter of 2005. Net Sales increased at both Ronson Consumer Products Corporation and Ronson Aviation, Inc., the Company's wholly-owned subsidiaries.

Net Earnings
------------

The Company's Net Earnings of $78,000 in the first quarter of 2006 were a reversal from a Net Loss of $88,000 in the first quarter of 2005, an improvement of $166,000.

Earnings from Operations
------------------------

In the first quarter of 2006, the Company's Earnings from Operations improved to $290,000 from $34,000 in the first quarter of 2005, an increase of $256,000.


Ronson Corporation's operations include its wholly-owned subsidiaries: 1) Ronson Consumer Products Corporation in Woodbridge, N.J., and Ronson Corporation of Canada Ltd., manufacturers and marketers of Ronson consumer products; and 2) Ronson Aviation, Inc., a fixed-base operator at Trenton-Mercer Airport, Trenton, N.J., providing fueling, sales/services of aircraft, avionics and hangar/office leasing.

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                               RONSON CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS

For The Quarter Ended March 31               2006             2005
------------------------------               ----             ----

Net sales                                $ 7,342,000      $ 6,437,000
Earnings from operations before
         other charges                       320,000           34,000
Other charges                                 30,000 (1)           --
Earnings from operations                     290,000           34,000
Earnings (loss) before income taxes          131,000         (141,000)
Income tax expense (benefit)                  53,000          (53,000)
Net earnings (loss)                      $    78,000      $   (88,000)

Net earnings (loss) per common share
         Basic                           $       .02      $      (.02)
         Diluted (3)                     $       .02      $      (.02)

Average common shares outstanding (2):
         Basic                             4,536,000        4,536,000
         Diluted (3)                       4,587,000        4,536,000

Footnotes
---------

(1) The Other Charges in the quarter ended March 31, 2006 were the legal fees incurred as a result of the two lawsuits filed by the same stockholder, net of related insurance reimbursements (none in the first quarter of 2005).

(2) On February 23, 2006 the Company's Board of Directors declared a 5% stock dividend on the Company's outstanding common stock. Information regarding the number of shares and per share amounts has been retroactively adjusted to reflect the stock dividend.

(3) Diluted Net Earnings (Loss) per Common Share includes the dilutive effect of outstanding stock options. The stock options were anti-dilutive for the quarter ended March 31, 2005 and therefore, were excluded from the computation of Diluted Net Earnings (Loss) per Common Share for that period.


COMPANY CONTACT
DARYL K. HOLCOMB
(732) 469-8300